Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
XO Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 and (No. 333-128489, No. 333-135173, 333-147643 and 333-144567) on Form S-3 of XO Holdings, Inc. of our reports dated March 17, 2008, with respect to the consolidated balance sheets of XO Holdings, Inc., and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of XO Holdings, Inc.

Our report with respect to the consolidated financial statements refers to the adoption by XO Holdings, Inc. of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment effective January 1, 2006. Our report also refers to the adoption by XO Holdings, Inc. of Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements effective January 1, 2006.

/s/ KPMG LLP

McLean, Virginia
March 17, 2008